CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2017 FIRST QUARTER

FINANCIAL RESULTS

EDGEWOOD, N.Y. – May 9, 2017 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced financial results for the three month period ended March 31, 2017.

1Q 2017 vs. 1Q 2016

●	Revenue of $20.0 million compared to $12.7 million;

●	Gross profit (loss) was $4.5 million compared to $(11.6) million;

●	Pre-tax income (loss) was $2.0 million compared to $(14.6) million;

●	Net income (loss) was $1.2 million compared to $(9.2) million; and

●	Earnings (loss) per diluted share were $0.14 per diluted share compared to $(1.07) per diluted share.

●	Total backlog at $400.8 million with multi-year defense contracts comprising 78%

Note: First quarter fiscal 2016 results included a one-time non-cash charge of approximately $13.5 million related to the Company’s A-10 Wing Replacement Program.

“2017 is off to a solid start driven largely by a favorable program mix, improved operational performance and cost control,” said Douglas McCrosson, president and chief executive officer of CPI Aero. “Revenue in the first quarter was driven by the Northrop Grumman E-2D, Gulfstream G650, HondaJet and the F-16 maintenance, repair and overhaul (MRO) program. Revenue and gross margin benefited from shipments of F-16 components that the customer requested earlier than planned.

“Subsequent to the close of the quarter, the 2017 Omnibus Appropriations Act was signed, providing increased funding to the Department of Defense and eliminating some of the funding uncertainties that existed earlier this year. As a result, we expect to see some of the defense opportunities in our bid pipeline convert to new, long-term agreements in time to contribute to our financial performance for the year. When combined with our stronger than expected start to the year, we therefore see a path to the high end of our pre-tax income guidance range of $8.1 million to $8.5 million. Furthermore, the 2017 spending bill contains funding earmarked for A-10 wing replacement and includes language that prevents the U.S. Air Force from using GFY2017 funds to retire or take steps to retire the A-10 aircraft. We believe this bodes very well for the continuation of our A-10 Wing Replacement Program under new terms that should result in a profitable opportunity for CPI Aero. While we believe that the timing of a potential new A-10 contract will have limited effect on this year’s results, the A-10 could be a catalyst for continued defense revenue growth for us in 2018,” concluded Mr. McCrosson.

CPI Aero Q1’17 Earnings Press Release	Page 2
May 9, 2017

Conference Call
Management will host a conference call on Tuesday, May 9, 2017, at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call in 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies and value-added kits for fixed wing and rotary wing aircraft in both the commercial aerospace and defense markets. CPI Aero also manufactures pod-based, airborne avionics systems for Intelligence Surveillance and Reconnaissance (ISR), Electronic Warfare (EW) and Radar end-markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2016.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:

Chief Financial Officer	LHA

CPI Aero	Jody Burfening/Sanjay M. Hurry

(631) 586-5200	(212) 838-3777

www.cpiaero.com	cpiaero@lhai.com

www.lhai.com

– Tables to Follow –

CPI Aero Q1’17 Earnings Press Release	Page 3
May 9, 2017

CPI AEROSTRUCTURES, INC.

STATEMENTS OF OPERATIONS

For the Three Months Ended March 31,	2017	2016
	(Unaudited)	(Unaudited)

Revenue	$20,032,701	$12,670,032

Cost of sales	15,495,187	24,309,136

Gross profit (loss)	4,537,514	(11,639,104)

Selling, general and administrative expenses	2,163,878	2,720,383
Income (loss) from operations	2,373,636	(14,359,487)
Interest expense	390,335	275,733
Income (loss) before provision for (benefit from) income taxes	1,983,301	(14,635,220)

Provision for (benefit from) income taxes	734,000	(5,415,000)
Net income (loss)	1,249,301	(9,220,220)

Other comprehensive income, net of tax -
Change in unrealized gain-interest rate swap	5,200	3,453

Comprehensive income (loss)	$1,254,501	$(9,216,767)

Income (loss) per common share – basic	$0.14	$(1.07)

Income (loss) per common share – diluted	$0.14	$(1.07)

Shares used in computing earnings per common share:
Basic	8,781,292	8,596,538
Diluted	8,830,953	8,596,538

CPI Aero Q1’17 Earnings Press Release	Page 4
May 9, 2017

CPI AEROSTRUCTURES, INC.

BALANCE SHEETS

	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current Assets:
Cash	$430,956	$1,039,586
Accounts receivable, net	8,176,378	8,514,613
Costs and estimated earnings in excess of billings on uncompleted contracts	101,929,550	99,578,526
Prepaid expenses and other current assets	2,732,276	2,155,481

Total current assets	113,269,160	111,288,206

Property and equipment, net	2,175,211	2,298,610
Deferred income taxes	3,232,472	3,952,598
Other assets	236,437	252,481
Total Assets	$118,913,280	$117,791,895

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,750,482	$14,027,457
Accrued expenses	1,050,663	1,386,147
Billings in excess of costs and estimated earnings on uncompleted contracts	321,439	115,337
Current portion of long-term debt	1,585,373	1,341,924
Contract loss	904,665	1,377,171
Line of credit	24,938,685	22,438,685
Income tax payable	6,000	6,000

Total current liabilities	40,557,307	40,692,721

Long-term debt, net of current portion	8,452,899	8,860,724
Other liabilities	619,874	632,744

Total Liabilities	49,630,080	50,186,189

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 8,817,120 and 8,739,836 shares, respectively, issued and outstanding	8,817	8,738
Additional paid-in capital	53,247,864	52,824,950
Retained earnings	16,030,319	14,781,018

Accumulated other comprehensive loss	(3,800)	(9,000)

Total Shareholders’ Equity	69,283,200	67,605,706

Total Liabilities and Shareholders’ Equity	$118,913,280	$117,791,895

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